EXHIBIT 10.12

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of August 6th, 2019 between Leggett & Platt, Incorporated (the “Company”) and Jeffrey L. Tate (the “Executive”).

RECITALS

On August 6th, 2019, the Executive was appointed Chief Financial Officer of the Company, to be effective September 3, 2019 (the “Start Date”). As an inducement to accept this position, the Company will pay the Executive a cash signing bonus of $250,000 (the “Cash Incentive”). The Executive will have certain repayment obligations with respect to the Cash Incentive if his employment is terminated within two years of the Start Date.

As a further inducement, the Company has agreed to provide certain benefits to the Executive in the event his employment is terminated under certain circumstances within two years of the Start Date.

NOW, THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

1.	Repayment Obligation.

1.1    General. If the Executive is terminated for Cause (defined below) or voluntarily terminates employment (other than for Good Reason, defined below) within 24 months of the Start Date, the Executive shall pay the Company (the “Repayment Obligation”) according to the following schedule:

(a)    100% of the Cash Incentive for a termination within 12 months of the Start Date; and

(b)    50% of the Cash Incentive for a termination between 12 months and 24 months of the Start Date.

1.2    Termination by Company for Cause. The Company’s termination of the Executive’s employment for “Cause” shall be limited to the following:

(a)    The Executive’s conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(b)    The Executive’s willful breach of the Company’s Code of Business Conduct (or any successor policy) which causes significant injury to the Company; or

(c) The Executive’s willful breach of the Company’s Financial Code of Ethics (or any successor policy) which causes significant injury to the Company; or

(d)    The Executive’s willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes significant injury to the Company or (ii) results in a material personal enrichment to the Executive at the expense of the Company; or

(e)    The Executive’s willful violation of specific written directions of the Board provided that such directions are consistent with this Agreement and the Executive’s duties and do not constitute Company Action as defined in Section 1.3, and provided that such violation continues following the Executive’s receipt of written notice by the Board specifying the specific acts or omissions alleged to constitute such violation and such violation continues after affording the Executive reasonable opportunity to remedy such failure after receipt of such notice; or

(f)    The Executive’s continued, repeated, willful failure to substantially perform his duties; provided, however, that no discharge shall be deemed for Cause under this subsection (f) unless the Executive first receives written notice from the Board advising the Executive of specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive has had a reasonable opportunity to correct the acts or omissions so complained of.

No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive without reasonable belief that his action or omission was in the best interest of the Company. Moreover, the Executive’s employment shall not be terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination duly adopted by the affirmative vote of at least a majority of the directors of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was in violation of Section 1.2(a), (b), (c), (d), (e) or (f) and specifying the particulars thereof in detail.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that the Executive’s position is redundant or unnecessary or that the Executive’s performance is unsatisfactory or if the termination stems from the Executive’s refusal to agree to or accept any Company Action described in Section 1.3.

1.3    Termination by Executive for Good Reason. The Executive may terminate his employment for “Good Reason” by giving notice of termination to the Company following (i) any Company Action or (ii) receipt of notice from the Company of the Company’s intention to take any such Company Action.

“Company Actions” which may lead to a termination of employment for Good Reason (collectively and severally) are as follows:

(a)    A reduction by the Company in the Executive’s base salary as in effect on the Start Date; or

(b)    A change in the Executive’s reporting responsibilities, titles or offices as in effect on the Start Date that results in a material diminution within the Company of title, authority or responsibility; or

(c)    The assignment to the Executive of any duties or responsibilities that, in any material aspect, are inconsistent with the Executive’s duties and responsibilities with the Company on the Start Date; or

(d)    A material reduction in target annual incentive opportunity as in effect on the Start Date, expressed as a percentage of base salary; or

(e)    A requirement by the Company that the Executive be based or perform his duties more than 50 miles from his principal work location on the Start Date, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations or, if the Executive consents in writing to any relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable expenses incurred by him relating to a change of his principal residence in connection with such relocation; or

(f)    A material reduction in annual target value of long-term incentive awards as in effect on the Start Date (with the value determined in accordance with generally accepted accounting standards); or

(g)    A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 4 of this Agreement; or

(h)    Any purported termination of the Executive’s employment by the Company for Cause that is not carried out (i) pursuant to a Notice of Termination which satisfies the requirements of Section 1.4 and (ii) in accordance with Section 1.2; and for purposes of this Agreement, no such purported termination shall be effective.

1.4    Notice of Termination. Any purported termination of the Executive’s employment within two years of the Start Date shall be communicated by a written “Notice of Termination” delivered to the other party.

(a)    A Notice of Termination by the Company under Section 1.2 (for Cause) shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the applicable Section.

(b)    A Notice of Termination by the Executive under Section 1.3 (Good Reason) shall be delivered no later than 90 days from the date of the Company Actions upon which the termination is based and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment.

1.5    Date of Termination. The date the Executive’s employment is terminated under Section 1 of this Agreement is the “Date of Termination.” If the Executive’s employment is terminated for Cause, the Date of Termination shall be the date specified in the Notice of

Termination. If the Executive’s employment is terminated for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be between 30 and 60 days following delivery of the Notice of Termination; provided, if, within 30 days of receipt of such notice, the Company takes such appropriate actions as are necessary to correct, reverse or cure the Company Actions that the Executive identifies as causing Good Reason, then no Good Reason shall have occurred and the Notice of Termination shall be deemed withdrawn. For any other termination by the Company or the Executive, the Date of Termination shall be 30 days after the Notice of Termination is delivered.

Any dispute by a party hereto regarding a Notice of Termination delivered to such party must be conveyed to the other party within 30 days after the Notice of Termination is given. If the particulars of the dispute are not conveyed within the 30 day period, then the disputing party’s claims regarding the Notice of Termination shall be forever deemed waived.

1.6    Settlement of Repayment Obligation. Any amount owed under the Repayment Obligation may, in the Company’s discretion, be deducted from or offset against any monies owed by the Company to the Executive, including salary, wages, bonuses, vacation pay, or severance pay. Any amount owed the Company (after giving credit for such deduction or offset) shall be paid to the Company immediately upon written demand, to be delivered no earlier than the Date of Termination. The Executive shall also pay any and all costs, including attorney’s fees, incurred by the Company in collection of the Repayment Obligation.

2.	Termination Benefits.

2.1    General. If the Executive’s employment is terminated either (i) by the Company (other than for Cause) or (ii) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided in this Section 2 (collectively and severally “Termination Benefits”). The Company’s obligation to pay the Termination Benefits are subject to Executive’s compliance with Section 5.9 (Release).

2.2    Base Salary. The Company shall pay the Executive his full base salary (at the rate in effect at the time Notice of Termination is given) under the Company’s regular payroll procedures (i) for a period of 12 months for a termination within 12 months of the Start Date and (ii) for a period of six months for a termination between 12 months and 24 months of the Start Date. The Company shall give the Executive credit for any vacation earned but not taken and pay such amount at the time that any bonus is paid under Section 2.3.

2.3    Pro Rata Bonus for Year of Termination. The Company shall pay the Executive a bonus under the Company’s Key Officers Incentive Plan (together with any successor plans, the “Bonus Plan”) for the year in which his employment terminates, which bonus shall be (i) based upon the results achieved for the Company or applicable profit centers under the Bonus Plan for the year and (ii) prorated for the number of days during the year prior to the Date of Termination. Such amount shall be paid when bonuses are required to be paid under the Bonus Plan but not before 6 months after the Executive’s termination of employment, if and to the extent required to avoid a tax under Section 409A of the Internal Revenue Code of 1986 (the “Code”).

2.4    Medical Coverage. The Company shall make a lump sum cash payment to the Executive equal to the Executive’s COBRA premiums for 18 months of extended medical coverage (including any applicable spouse and eligible dependent coverage).

2.5    Outplacement Services. The Company shall provide reasonable and customary outplacement services to the Executive for the shorter of (i) 12 months following the Date of Termination and (ii) the date the Executive accepts an offer of employment.

2.6    Termination Which Does Not Require Payment of Termination Benefits. No Termination Benefits shall be provided by the Company to the Executive under this Section 2 if the Executive’s employment is terminated:

(a)     By his death or disability; or

(b)     By the Executive other than for Good Reason; or

(c)     By the Company for Cause under this Agreement; or

(d)     For any reason after two years from the Start Date.

3.	No Obligation to Mitigate.

The Termination Benefits provided under Section 2 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 2 by seeking other employment or otherwise; provided, however, any health welfare and fringe benefits that the Executive may receive from full time employment by a third person shall be applied against and reduce any such benefits thereafter to be made available to the Executive under Section 2.4 and the outplacement services under Section 2.5 would cease.

4.	Successor; Binding Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The assumption shall be by agreement in form and substance satisfactory to the Executive. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall entitle the Executive to terminate his employment for Good Reason as provided in Section 1.3(g). As used in the Agreement “Company” means the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees, but the Executive may not assign this Agreement. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

5.	Miscellaneous.

5.1    Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Company at 1 Leggett Road, Carthage, Missouri 64836 and to the Executive at the home address on file with the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2    No Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.3    Enforceability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.4    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri.

5.5    Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. If, at any time after 90 days from the Date of Termination, the Executive and the Company have not resolved any dispute or controversy arising under or in connection with this Agreement, either the Executive or the Company may notify the other of an intent to seek arbitration. Arbitration shall occur before a single arbitrator in the State of Missouri; provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Missouri. The Company and the Executive each irrevocably consent to the jurisdiction of the federal and state courts located in the State of Missouri for this purpose. The Company shall pay, within 30 days of receipt of the arbitrator’s decision, all costs and expenses in connection with any arbitration under this Section 5.5, including without limitation all reasonable legal fees incurred by Executive in connection with such arbitration; provided, however, the Company shall not be obligated to pay unless the Executive prevails on the majority of the dollar amount at issue in the dispute.

5.6    Sections; Captions. All references in this Agreement to Sections refer to the applicable Sections of this Agreement. References in this Agreement to a given Section (e.g., Section 2) shall, unless the context requires otherwise, refer to all parts of such Section. The captions have been placed in this Agreement for ease of reference only. They shall not be used in the interpretation of this Agreement.

5.7    Term of Agreement. This Agreement shall continue in force for two years after the Start Date; provided, however, any Repayment Obligation and any Termination Benefits triggered prior to such date shall continue as obligations of the Executive or the Company, as applicable.

5.8    Limited Right of Offset. The Company waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company may have against the Executive under this Agreement if (i) the Executive’s employment is terminated by the Company without Cause, or (ii) the Executive terminates his employment for Good Reason.

5.9.     Release. Notwithstanding any other provision of this Agreement, the Executive shall receive payments and benefits under this Agreement only if the Executive timely executes, returns to the Company, and does not revoke a release and covenant not to sue agreement, in a form reasonably acceptable to the Executive and the Company’s legal counsel.

5.10    Interpretation of Agreement and Application of Code Section 409A. This Agreement is intended to conform to the requirements of Code Section 409A and shall be interpreted accordingly. For such purposes, any stream of payments due under this Agreement shall be treated as a series of separate payments. The Executive shall be deemed to have terminated employment for purposes of this Agreement only if he has incurred a termination of employment that constitutes a “separation for service” within the meaning of Code Section 409A.

5.11    Withholding. The Company may withhold all federal, state, and local income and employment taxes relating to Termination Benefits as required under applicable laws and regulations.

5.12    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

EXECUTIVE:	LEGGETT & PLATT, INCORPORATED

/s/ Jeffrey L. Tate	By:	/s/ Karl G. Glassman
Jeffrey L. Tate	Name:	Karl G. Glassman
	Title:	President & Chief Executive Officer